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                                                             EXHIBIT 10.12

CRAY RESEARCH, INC.

DEFERRED COMPENSATION PLAN


     CRAY RESEARCH, INC. (the "Company") hereby establishes this DEFERRED COMPENSATION PLAN for NON-EMPLOYEE DIRECTORS (the "Plan"), effective January 1, 1996, to attract high quality non-employee directors and promote an interest in the successful operation of the company by providing deferred compensation benefits. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the ceasing to be such a director.


ARTICLE 1
Definitions

1.1 When used in this Plan document with initial capital letters the following terms have the meanings indicated unless a different meaning is plainly required by the context.

     Administrator shall mean the Company but the Plan Committee may act for the Company in its capacity as Administrator as more fully described in Article 8 of the Plan.

     Annual Deferral shall mean the amount of Compensation which the Participant elects to defer for a Plan Year pursuant to Articles 2 and 3 of the Plan.

     Beneficiary shall mean the person or persons or entity designated as such in accordance with Article 9 of the Plan.

     Change in Control shall include a consolidation or merger where more than 75% of the Company's voting stock changes hands, a sale of more than 75% of the Company's assets, a liquidation of more than 75% of the Company's assets, an acquisition by a "beneficial owner", directly or indirectly, of 30% or more of the combined voting power of the outstanding share of capital stock of the Company entitled to vote for the Board of Directors of the Company, or a change in the Board of Directors of the Company which results in fewer than a majority of Directors being incumbent Directors (or Directors nominated by incumbent Directors).

Any good faith determination by the Board of Directors of the Company as constituted prior to any consolidation, merger, sale, stock acquisition, change in the Board of Directors or other event as to whether a Change in Control within the meaning of this definition has occurred as a result of such event shall be conclusive.


     Company shall mean Cray Research, Inc.

     Compensation shall mean the sum of the Participant's Retainer, and Meeting Fees for a Plan Year.

     Deferral Account shall mean each account established for a Participant pursuant to Paragraph 4.2 of the Plan.

     Deferral Account Benefit shall mean the benefit which may become payable to the Participant with respect to the Deferral Account as described in Article 6.

     Deferred Compensation Plan shall mean this Cray Research, Inc. non-qualified elective deferred compensation plan.

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     Deferred Payment Year means the year elected by the Participant for the payment of Deferral Account Benefits, pursuant to Articles 2 and 5 of the Plan. The Deferred Payment Year shall not be later than the year in which the Participant will attain age 70.

     Earnings Rate shall mean the notional rate of return of the Investment Option for the applicable period, taking into account any fees or charges which would have been incurred had the Deferral Account actually been invested in the Investment Option.

     Eligible Director shall mean a non-employee member of the Board or Directors of the Company.

     Enrollment Period shall mean the periods for open enrollments designated in the sole discretion of the Administrator.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Investment Option shall mean the simulated financial investment designated by the Plan Committee each Plan Year for purposes of calculating gains or losses to be credited to a Participant's Deferral Account.

     Meeting Fee shall mean cash compensation paid annually to members of the company's board of directors for attendance at board meetings and committee meetings.

     Participant shall mean an Eligible Director who has elected to participate and has completed a Participation Election pursuant to Article 2 of the Plan, or an individual who is entitled to an immediate or deferred benefit under this Plan by reason of having been such an Eligible Director.

     Participation Election shall mean the Participant's written election to participate in the Plan.

     Plan means this Cray Research, Inc. Deferred Compensation Plan for Non-Employee Directors, including amendments thereto.

     Plan Committee shall mean the Committee appointed by the Compensation and Development Committee of the Board of Director's to administer the Plan on behalf of the Company as described in Article 8.

     Plan Year shall mean the calendar year, and the first Plan Year shall be the period from January 1, 1996 through December 31, 1996.

     Retainer shall mean the Participant's annual basic rate of pay from the Company (excluding meeting fees, and other non-regular forms of compensation) before reductions for deferrals under the Plan.

     Retirement shall mean (i) voluntary Termination of Membership after five
(5) or more years of service on the Board of Directors, or (ii) Termination of Membership at the end of the term during which the age of seventy (70) is reached.

     Retirement Date shall mean the date on which a participant terminates his/her membership on the Board of Directors, provided the director has satisfied the definition of Retirement as defined in Article 1.

     Scheduled Withdrawal shall mean a distribution of all of the entire amount of Annual Deferrals and earnings thereon credited to the Participant's Deferral Account as elected by the Participant pursuant to the provisions of Article 6.

     Termination of Membership shall mean the Participant's membership on the Company's Board of Directors ceasing for any reason whatsoever, whether voluntary or involuntary.

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     Unscheduled Withdrawal shall mean a distribution of all or a portion of the amount credited to the Participant's Deferral Account as requested by the Participant pursuant to the provisions of Article 6.

     Valuation Date shall mean the last business day of the month in which Termination of Membership, death, or Unscheduled Withdrawal occurs. In the event of a Scheduled Withdrawal, the Valuation Date shall mean November 30 of the year preceding the Plan Year in which benefit payments are to be made.


ARTICLE 2
Participation

2.1 Participation Election Form / Annual Deferral. An Eligible Director shall become a Participant in the Plan on the first day of the Plan Year coincident with or next following the date the director becomes an Eligible Director, provided such Eligible Director has submitted to the Administrator a Participation Election. To be effective, the Eligible Director must submit the Participation Election to the Administrator during the Enrollment Period designated by the Administrator. In the Participation Election Form, the Eligible Director shall designate a Beneficiary, the Annual Deferral for the covered Plan Year, the Deferred Payment Year or Years, the form of benefit distributions, the simulated investment options for crediting gains or losses to the account, and any other information or elections required by the Administrator. Notwithstanding the foregoing, the Administrator, in its sole discretion, may permit a newly Eligible Director to submit a Participation Election within 30 days of that director becoming eligible, and deferrals shall commence as soon as practical thereafter.

2.2 Annual Deferral. In the Participation Election, and subject to the restrictions in Article 3, the Eligible Director shall designate the percentage rate of the Annual Deferral for the next Plan Year. The Participation Election shall apply to compensation earned after the date of the election and, except in the case of a newly Eligible Director, paid in the following Plan Year. The designated percentage must be expressed in whole percentages.

2.3 Duration of Annual Deferral. Annual Deferrals shall commence January 1 of the covered Plan Year and shall continue through December 31 of that Plan Year, except in the case of a newly Eligible Director.

2.4 Continuation of Participation. An Eligible Director who has elected to participate in the Plan by making an Annual Deferral shall continue as an active Participant in the Plan until such director ceases to be an Eligible Director.
A Participant shall not be eligible to elect a new Annual Deferral unless the Participant is an Eligible Director for the Plan Year for which the election is made


ARTICLE 3
Deferrals

3.1 Deferral Election. The Participation Election shall designate a specified percentage of either Retainer and/or Meeting Fees to be deferred. Annual Deferrals under this Plan shall be irrevocable, except as provided under Articles 7 and 8 of the Plan. For deferrals to occur, the Participant must be an active non-employee member of the Company's Board of Directors at the time the Compensation is to be paid.

3.2 Minimum Annual Deferral. The Annual Deferral must equal or exceed a minimum established by the Administrator. The minimum deferral is 50% from Retainer and Meeting Fees.

3.3 Maximum Annual Deferral. The Annual Deferral may not exceed a maximum as defined by the plan administrator. The Annual Deferral from Retainer and Meeting Fees for a Plan Year may not exceed 100% of Retainer and Meeting Fees.

3.4  Delay Before Payment of Benefit.  A Participant cannot

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elect deferrals to a Deferral Account for which the Participant has elected a
Deferred Payment Year for in-service distribution purposes if the deferral will not be credited to the account at least one full calendar year before the Deferred Payment Year.

3.5 Vesting. The Participant's right to receive Compensation deferred under this Article 3 shall be 100% vested at all times


ARTICLE 4
Deferral Account

4.1  Deferral Account.

4.1.1 Deferral Account. The Company shall establish on its books a Deferral Account for each Participant who elects Annual Deferrals under Article 2. When completing a Participation Election, the Participant shall indicate the percentage of the Annual Deferral that is to be allocated to the Deferral Account. The Participant shall elect a form of payment for the benefit to be paid upon retirement. The election of a Deferred Payment Year for an account is irrevocable. Once the Deferred Payment Year for an account arrives, the Participant shall have the option of designating a new Deferred Payment Year for such account applicable to Annual Deferrals deferred into the account in subsequent Plan Years.

4.1.2 Timing of Credits. The Company shall credit to the Deferral Account the Annual Deferrals under Article 3 as of the same day of the month in which the amounts would have been paid to the Participant but for the deferral.


4.2 Bookkeeping Accounts. The Deferral Account are solely an accounting device for measuring the benefits that may become payable to a Participant under this Plan. Participants and the Participant's Beneficiaries shall at all times be general unsecured creditors of the Company for the payment of benefits, with no special or prior right to any Company assets.

4.3 Statement of Account. The Administrator shall provide periodically to each Participant a statement setting forth the balance of the Deferral Account maintained for such Participant.


ARTICLE 5
Gains And Losses

5.1  Deferral Account.

5.1.1 General Crediting. The Company shall credit gains and losses at the Earnings Rate to the Deferral Account as of the end of each month (including during the benefit payment period) and as of the date the benefit representing the last credits in the account are paid.

5.1.2 Investment Option. The available Investment Option, and the rules and procedures for allocating the Deferral Account among such options (including the frequency of changes to such allocations both before and after termination of membership), shall be determined by the Administrator. The Administrator may in its sole discretion amend the Plan's Investment Options from time to time; provided, however, that no Investment Option may include a simulated or other investment in common stock in a Participating Employer or Related Employer. Neither the Administrator, the Company, the Board of Directors of the Company nor any member of the Board or any agent, employee or advisor of such bodies shall be liable for the performance or lack of performance of any Investment Option.

5.1.3 Simulated Investment. The Participant's allocation of deferrals in a simulated investment is solely for the purpose of calculating the Earnings Rate. Notwithstanding the method of calculating the Earnings Rate, the Company shall be under no obligation to purchase any investments used for determining Earnings Rate.

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5.2  Beneficiary Powers. Following the Participant's death, the allocation of any unpaid balances in the Participant's Deferral Account shall be as determined by the Participant's Beneficiary, consistent with rules of the Plan.


ARTICLE 6
Deferral Account Benefits

The provisions of this Article 6 shall apply separately to each Deferral Account created for each Participant.

6.1 Calculation. The Deferral Account Benefit shall be an amount equal to the Annual Deferrals credited to the account plus the gains or losses credited to the account.

6.2 Retirement Benefits. The provisions of this paragraph 6.2 apply to distributions from a Deferral Account if the Participant elects distributions for such account to commence on or after Termination of Membership.

6.2.1 Entitlement. The Participant shall be entitled to benefits under this paragraph 6.2 upon Retirement from the Company's Board of Directors.

6.2.2 Form of Benefit. The Company shall pay the Deferral Account Benefit in the form of benefit the Participant elected for such account. Permissible forms of benefits shall be determined by the Administrator, but shall include a lump sum, monthly installments over 5, 10 or 15 years, or an initial lump sum with the balance paid in monthly installments over 5, 10 or 15 years. Absent an election by the Participant, the benefit shall be paid in monthly installments over 15 years. The Participant election shall be as indicated on the Participation Election on which the Participant first elected deferrals to such account, unless the Participant elected a different form of benefit by a written election filed with the Administrator at least 13 months prior to the Deferred Payment Year and prior to the calendar year in which the participant incurs a Termination of Membership, in which case the different form elected shall control. However, the Administrator, in its sole discretion, may ignore any change in the form of benefit elected by the Participant if it determines that the ability to make such changes causes the Deferral Account Benefit to become taxable to the Participant prior to actual receipt of the benefit payments. If installment payments apply, the Administrator shall adjust the amount of each installment to reflect interest credited to the account during the benefit payment period.

6.2.3 Timing. The Company shall commence benefit payments no later than the latest of (i) January 31 following the Retirement, (ii) 90 days after the Participant's Termination of Membership, or (iii) January 31 of the Deferred Payment Year.

6.2.4 Small Benefit Exception. Notwithstanding any of the foregoing, if at Retirement the sum of all benefits payable to the Participant from the Deferral Account is no greater than $10,000, the Administrator may, in its sole discretion, elect to pay such benefits in a single lump sum. If the installment payments are less than $300 each, the Administrator may, in its sole discretion, elect to shorten the benefit payment period.

6.3 Scheduled Withdrawals. The provisions of this Paragraph 7.3 apply if the Participant elects in-service distributions from a Deferral Account by specifying a Deferred Payment Year on the Participation Election creating such account.

6.3.1 Entitlement. If the Participant continues to be an active non-employee member of the Company's Board of Directors to the Deferred Payment Year, the Company shall commence payment to the Participant of the Deferral Account Benefit.

6.3.2 Form of Benefit. The Company shall pay the Deferral Account Benefit in a single lump sum.

6.3.3   Timing.  The Company shall pay the benefit in January

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of the year specified; provided, however, that the Administrator may defer commencement of the payment of benefits for one year if it determines, in its sole discretion, that the Company would lose the tax deduction for payment of the benefit if the benefit were paid earlier.

6.4 Early Termination Benefits. If the Participant terminates membership on the Company's Board of Directors prior to meeting the Retirement definition as defined in Article 1 for reasons other than Disability or death, the Administrator shall pay the Deferral Account Benefit to the Participant in a lump sum within 90 days after the last day of the month in which the termination occurred; provided, however, that the Administrator may defer payment of the benefit until January of the year following the Participant's termination if it determines, in its sole discretion, that the Administrator would not have taxable income against which the tax deduction would apply if the benefit were paid earlier.

6.5  Unscheduled Withdrawals.

6.5.1  General Provisions.  A Participant may request an Unscheduled
Withdrawal of all or any portion of the entire amount credited to the Participant's Deferral Account, subject to the following restrictions: (i) the minimum withdrawal shall be 25% of the balance of the specified account, (ii) an election to withdraw 75% or more of the account balance shall be deemed to be an election to withdraw the entire account balance, (iii) an Unscheduled Withdrawal may be made only once a year, and (iv) the Company shall deduct (and retain) from the Unscheduled Withdrawal a forfeiture amount of 10% of the amount withdrawn, or such other amount determined by the Administrator to be necessary to maintain the deferral of income taxes on Plan benefits. In addition, if the Participant is a non-employee member of the Company's Board of Directors at the time of the withdrawal, (i) deferrals for the year in which the election for an Unscheduled Withdrawal is made shall cease, and (ii) the Participant shall not recommence deferrals under the Plan until after the end of the Plan Year following the Plan Year in which the election for the Unscheduled Withdrawal is made.

6.5.2 Following Change in Control. If the Participant's election for an Unscheduled Withdrawal occurs within two years after a Change in Control, the provisions under both Paragraphs 6.5.1 and 6.5.2 shall apply, except that the forfeiture amount shall be reduced to 5% of the amount withdrawn.

6.5.3 Timing of Payment. The Company shall pay the Unscheduled Withdrawal amount within 90 days after receiving the request under paragraphs 6.5.1, and within 30 days after receiving the request under paragraph 6.5.2.

6.6  Survivor Benefits.

6.6.1 Pre-Termination Death. If the Participant dies prior to termination of membership on the Company's Board of Directors for any other reason, the Company shall pay to the Participant's Beneficiary a survivor benefit equal to the balance of the Participant's Deferral Account. The Company shall pay such amount to the Beneficiary in a cash lump sum within 90 days after the Participant's death.

6.6.2 Post-Termination Death. If the Participant dies after termination of membership on the Company's Board of Directors, the Company shall pay to the Participant's Beneficiary a survivor benefit equal to the balance of the Participant's Deferral Account, with payment made in a cash lump sum within 90 days after the Participant's death; provided, however, that if the Participant was receiving benefit installments at the time of death, the Company shall not pay the benefits in a lump sum, but shall continue to pay such benefit installments to the Beneficiary at the same time they would have been paid to the Participant.

6.6.3 Alternate Forms of Payment. Within 60 days after the Participant's death, the Beneficiary may petition the Administrator for a different form of benefit payment than that provided above. The Administrator shall have sole discretion in determining whether to grant or deny the Beneficiary's petition.

6.6.4 Small Benefit Exception. Notwithstanding any of the foregoing, if the sum of all benefits payable to the Beneficiary from the Deferral Account is no greater than $10,000, the Administrator may, in its sole discretion, elect to pay such

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benefits in a single lump sum.  If the installment payments are less than
$300 each, the Administrator may, in its sole discretion, elect to shorten the benefit payment period.

6.7 Constructive Receipt Distribution. Anything herein to the contrary notwithstanding, if, at any time, a court or the Internal Revenue Service determines that an amount credited to a Participant's account is includable in the gross income of the Participant and subject to tax, the Administrator may, in its sole discretion, cause a lump sum cash distribution to be made to the Participant of an amount equal to the amount determined to be includable in the Participant's gross income.


ARTICLE 7
Conditions Related to Benefits

7.1 Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits shall be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

7.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

7.3 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan.

7.4 Withholding. The Participant or the Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employment-related tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.


ARTICLE 8
Administration of Plan

The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. However, the Compensation and Development Committee of the Company's Board of Directors may designate a Plan Committee, which shall act on behalf of the Company with respect to its duties and powers as the Administrator subject to any direction of the Company.

The Administrator shall administer the Plan and interpret, construe and apply its provisions as it deems appropriate. The Administrator shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator shall be final and binding.

The individuals serving on the Plan Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any member of the committee with respect to the Plan, unless such liability arises from the individual's own gross negligence or willful misconduct.


ARTICLE 9
Beneficiary Designation

The Participant shall have the right, at any time, to designate any person or persons as

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Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing to the Administrator during the Participant's lifetime on a form prescribed by the Administrator. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.

If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrator shall direct the distribution of such benefits to the Participant's estate.


ARTICLE 10
Amendment and Termination of Plan

10.1 Amendment of Plan. The Board of Directors of the Company may at any time amend the Plan in whole or in part, provided, however, that such amendment (i) shall not decrease the balance of the Participant's Deferral Account at the time of such amendment and (ii) shall not retroactively decrease the applicable Earnings Rate of the Plan prior to the time of such amendment. The Administrator may amend the Earnings Rate and/or the Investment Option of the Plan prospectively, in which case the Administrator shall notify the Participant of such amendment in writing within thirty (30) days after such amendment.

10.2 Termination of Plan. The Board of Directors of the Company may at any time terminate the Plan. If the Company terminates the Plan, the date of such termination shall be treated as the date of Termination of Membership on the Company's Board of Directors for the purpose of calculating Plan benefits, and the Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan as monthly installments over a three (3) year period commencing within ninety (90) days. Notwithstanding the foregoing, if the Participant had previously elected a Scheduled Withdrawal under Paragraph 6.3, and such benefit would otherwise have been paid within three years but for termination of the Plan, the benefit shall be paid in a lump sum.


ARTICLE 11
Miscellaneous

11.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

11.2 ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

11.3 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

11.4 Board Membership Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued membership on the Company's Board of Directors.

11.5 Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.6  Captions.  The captions of the articles and paragraphs

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of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.7 Validity. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

11.8 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

11.9 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

11.10 Authorization. Whenever the Company, under the terms of this Plan, is permitted or required to do or perform any act of matter or thing, it shall be done and performed by the Chief Executive Officer of the Company or by any other officer or committee of the Company duly authorized by the Chief Executive Officer of the Company.

ARTICLE 12
Claims and Review Procedures

12.1 Claims Procedure. The Plan Administrator or its designee shall notify a Participant in writing, within ninety (90) days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Plan Administrator or its designee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Plan Administrator or its designee determines that there are special circumstances requiring additional time to make a decision, the Plan Administrator or its designee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

12.2 Review Procedure. If a Participant is determined by the Plan Administrator not to be eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Plan Administrator by filing a petition for review with the Plan Administrator within sixty (60) days after receipt of the notice issued by the Plan Administrator. Said petition shall state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. The Plan Administrator shall notify the Participant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for additional information, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Plan Administrator, but notice of this deferral shall be given to the Participant. In the event of the death of the Participant, the same procedures shall apply to the Participant's Beneficiaries.

In Witness Whereof, Cray Research, Inc. has caused its name to be hereto subscribed this 12th day of December, 1995.

Cray Research, Inc.


By: Karalyn Harrington


Title: Vice President, Human Resources